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                                                                     EXHIBIT 3.1
                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            SONIC INNOVATIONS, INC.

     Sonic Innovations, Inc., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation for Sonic Innovations, Inc. (the "Company") was filed in the office of the Secretary of State of the State of Delaware on November 7, 1997. All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Company's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The original name of incorporation was, SONIX TECHNOLOGIES, INC.

     This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Company. The text of the Certificate of Incorporation is amended hereby to read as herein set forth in full:

                                   ARTICLE I

     The name of the corporation is Sonic Innovations, Inc.

                                  ARTICLE II

     The nature of the business or purpose to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE III

     Immediately upon the filing of this Amended and Restated Certificate of Incorporation, every 1.9 outstanding shares of the Company's Common Stock, $0.001 par value, and every 1.9 outstanding shares of Preferred Stock, $0.001 par value, shall be converted, automatically and without further action, into one share of Common Stock and one share of the same series of Preferred Stock, respectively. Any fractional shares resulting from such combination or conversion shall be rounded up to the nearest whole share on a certificate-by-certificate basis.

     The corporation shall have authority to issue shares as follows:

     3.1 35,000,000 shares of common stock, par value $0.001 per share. Each share of common stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders.

     3.2 13,907,895 shares of Preferred Stock, par value $0.001 per share, of which 449,277 shares are designated as Series A Preferred Stock, 4,635,378 shares are designated as Series B
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Preferred Stock, 4,161,692 shares are designated as Series C Preferred Stock and
3,381,579 shares are designated as Series D Preferred Stock, with the remainder of the Preferred Stock to be issued in the form and manner, with the relative rights, preferences, qualifications, limitations or restrictions thereon as the Board of Directors shall determine. The rights and preferences of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock are set forth below.

     3.3 DEFINITIONS. As used herein, the following words and expressions have the respective meanings set out below:

          (a) "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended and in effect from time to time.

          (b) "Common Stock" means the capital stock of the Company designated as common stock and authorized from time to time and being stock which is junior to all series of Preferred Stock in respect of dividend payments and of distributions or payments upon liquidation.

          (c) "Preferred Stock" collectively refers to Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

          (d) "Series A Preferred" means the authorized class of capital stock of the Company designated as Series A Preferred Stock.

          (e) "Series B Preferred" means the authorized class of capital stock of the Company designated as Series B Preferred Stock.

          (f) "Series C Preferred" means the authorized class of capital stock of the Company designated as Series C Preferred Stock.

          (g) "Series D Preferred" means the authorized class of capital stock of the Company designated as Series D Preferred Stock.

     3.4  RIGHTS AND PREFERENCES OF PREFERRED STOCK.

          (a) Voting Rights. Except as otherwise provided by law, each holder of Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's Preferred Stock is convertible, and, with respect to such vote, such holder shall have all voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meetings in accordance with the Bylaws of the Company and, except as set forth in subsection (b) below, shall be entitled to vote with the holders of the Common Stock together as a single class upon any question affecting the management and affairs of the Company.

          (b) Board Representation. The Company shall have eight (8) members of the Board of Directors. The holders of the Series A Preferred and the holders of Common Stock, voting together, shall be entitled to elect two (2) members out of the eight (8) members of the Board of

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Directors of the Company, one of whom shall be the Chief Executive Officer of the Company (the "Series A Preferred Representatives"). Such directors shall be elected by a majority vote of the shares of Series A Preferred and Common Stock then outstanding, voting on a non-cumulative basis. The holders of the Series B Preferred shall have the right to vote as a class, and as a class to elect two
(2) members out of the eight (8) members of the Board of Directors of the Company (the "Series B Preferred Representatives"). Such directors shall be elected by a majority vote of the shares of Series B Preferred then outstanding, voting on a non-cumulative basis. The holders of the Series C Preferred shall have the right to vote as a class, and as a class to elect two (2) members out of the eight (8) members of the Board of Directors of the Company (the "Series C Preferred Representatives"). Such directors shall be elected by a majority vote of the shares of Series C Preferred then outstanding, voting on a non-cumulative basis. The holders of the Series D Preferred shall have the right to vote as a class, and as a class to elect one (1) member out of the eight (8) members of the Board of Directors of the Company (the "Series D Preferred Representative"). Such director shall be elected by a majority vote of the shares of Series D Preferred then outstanding, voting on a non-cumulative basis. The holders of the Preferred Stock and the holders of the Common Stock, voting together, shall be entitled to elect one (1) member out of the eight (8) members of the Board of Directors of the Company (the "Remaining Representative"), who shall be an industry executive, as that term is understood by the Board, which director shall be nominated by the other members of the Board of Directors of the Company. Such director shall be elected by a majority vote of the shares of Preferred Stock and Common Stock then outstanding, voting on a non-cumulative basis.

          (c) Protective Provisions. As long as any shares of Series B Preferred, Series C Preferred or Series D Preferred are outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the shares of Common Stock issuable upon conversion of the shares of Series B Preferred, Series C Preferred and Series D Preferred then outstanding:
(i) pay any dividends to holders of Common Stock; (ii) alter or change the rights, preferences or privileges of the Series B Preferred, Series C Preferred or Series D Preferred; (iii) increase the authorized number of shares of Series B Preferred, Series C Preferred or Series D Preferred of the Company; (iv) create any new class or series of shares having preference over or being on parity with the Series B Preferred, Series C Preferred or Series D Preferred;
(v) merge, sell or transfer all of the Common Stock or substantially all the assets of the Company or engage in any transaction or series of transactions that effect a change in the control of the Company; (vi) authorize any amendment to the Certificate of Incorporation which would adversely affect the rights of the holders of the Series B Preferred, Series C Preferred or Series D Preferred or reclassify any shares of any class of capital stock into a class ranking prior to or in parity with the Series B Preferred, Series C Preferred or Series D Preferred; (vii) change the authorized number of directors of the Company;
(viii) repurchase any equity security except for shares of Common Stock of the Company issued to or held by employees, officers, directors, contractors or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such a right of repurchase; or (ix) make any distribution described in Section 305 of the Internal Revenue Code.

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          (d)  Dividends.

               1. The holders of Series A Preferred will not be entitled to receive dividends, and no dividends will accrue or be paid with respect thereto. The holders of outstanding shares of Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the annual rate of $0.03737, $0.08421 and $0.10526, respectively, per share of Series B Preferred, Series C Preferred and Series D Preferred, payable in preference and priority to any payment of any dividend on the Series A Preferred and Common Stock of the Company. No dividends or other distributions shall be made with respect to the Series A Preferred or Common Stock, other than dividends payable solely in Series A Preferred or Common Stock, respectively, until all declared dividends on the Series B Preferred, Series C Preferred and Series D Preferred have been paid or set apart. The right to receive dividends on shares of Series B Preferred, Series C Preferred and Series D Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series B Preferred, Series C Preferred or Series D Preferred by reason of the fact that dividends on said shares are not declared or paid in any year, nor shall any undeclared or unpaid dividend accrue interest.

               2. For purposes of this Section 3.4(d), unless the context otherwise requires, a "distribution" shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, payable other than in Common Stock, or the purchase or redemption of shares of the Company (other than repurchases of Common Stock issued to or held by employees, officers, directors, contractors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

               3. Dividends may be paid on the Series A Preferred and Common Stock as and when declared by the Board of Directors, subject to the prior dividend rights of the Series B Preferred, Series C Preferred and Series D Preferred.

          (e) Conversion. The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred have conversion rights as follows (the "Conversion Rights"):

               1.   Right to Convert.

                    (A) Right to Convert Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series A Preferred by dividing $0.741 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion

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Price") shall initially be $0.741 per share of Common Stock. Such initial
Conversion Price shall be subject to adjustment as hereinafter provided.

                    (B) Right to Convert Series B Preferred. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series B Preferred by dividing $1.349 by the Series B Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the "Series B Conversion Price") shall initially be $1.349 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.


                    (C) Right to Convert Series C Preferred. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series C Preferred by dividing $3.04 by the Series C Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series C Preferred (the "Series C Conversion Price") shall initially be $3.04 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

                    (D) Right to Convert Series D Preferred. Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Series D Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined in the case of the Series D Preferred by dividing $3.80 by the Series D Preferred Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series D Preferred (the "Series D Conversion Price") shall initially be $3.80 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

               2. Automatic Conversion. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock at the then effective, applicable Conversion Price upon the earlier of (i) immediately prior to the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Company to the public at a price per share of Common Stock of not less than $9.50 per share (subject to proportionate adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend) and an aggregate offering price (net of all registration and selling expenses) of not less than Fifteen Million Dollars ($15,000,000), (ii) with respect to the Series A Preferred, the affirmative vote or the written consent of holders of not less than a majority of the then outstanding shares of Series A Preferred, (iii) with respect to the Series B Preferred, the affirmative

                                      -5-
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vote or the written consent of holders of not less than 66-2/3% of the then outstanding shares of Series B Preferred, (iv) with respect to the Series C Preferred, the affirmative vote or the written consent of holders of not less 66-2/3% of the then outstanding shares of Series C Preferred, (v) with respect to the Series D Preferred, the affirmative vote or the written consent of holders of not less 66-2/3% of the then outstanding shares of Series D Preferred.


               3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective respective Conversion Price. Before any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               4. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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               5.   Adjustments to Conversion Price.

                    (A) Special Definitions. For purposes of this subsection 5, the following definitions shall apply:

                         (1)  "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2)  "Original Issue Date" for the Series C Preferred
and Series D Preferred shall mean the date on which the first share of Series C Preferred or Series D Preferred, as the case may be, was issued.

                         (3)  "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                         (4)  "Additional Shares of Common Stock" shall mean all
shares (including reissued shares) of Common Stock issued (or, pursuant to subsection 5(C), deemed to be issued) by the Company after the Original Issue Date, other than:

                              a. shares of Common Stock issued upon conversion
of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred authorized herein;

                              b. shares of Common Stock issued to officers,
directors, employees and consultants of the Company pursuant to the Company's 1993 Stock Plan (the "Plan"); provided, however, that the maximum aggregate number of shares which may be subject to outstanding options or issued under the Plan may not exceed 2,842,105 shares unless approved by the holders of a majority of the Series C Preferred and Series D Preferred, voting together as a class;

                              c. as a dividend or distribution on Series A
Preferred, Series B Preferred, Series C Preferred and Series D Preferred or any event for which adjustment is made pursuant to subsection 5(D) hereof;

                              d. shares of Common Stock issued or deemed issued
upon exercise of warrants to purchase 92,308 shares of Series A Preferred outstanding as of the Original Issue Date of the Series C Preferred;

                              e. shares of Common Stock issued or deemed issued
upon pursuant to a merger, the sole purpose of which was to effect the reincorporation of the Company from Utah into Delaware outstanding as of the Original Issue Date of the Series C Preferred; or

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                              f. shares of Common Stock issued or deemed issued
upon exercise of warrants to purchase 32,789 shares of Series C Preferred outstanding as of the Original Issue Date of the Series D Preferred.

               (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series C Preferred or Series D Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price of such series in effect on the date of and immediately prior to such issue.

               (C) Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (2) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 5(E) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price of the Series C Preferred or Series D Preferred, as the case may be, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date

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with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              a.   in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                              b.   in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                    (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (3) above.

               (D) Adjustment of Conversion Price of Series C Preferred and Series D Preferred Upon Issuance of Additional Shares of Common Stock. In the event that after the Original Issue Date the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(C)) without consideration or for a consideration per share less than the Conversion Price of the Series C Preferred or the Series D Preferred, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price of such series, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration, if any, received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price of such Series of Preferred Stock; and the denominator of which shall be the number of shares of

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Common Stock outstanding immediately prior to such issue plus the number of such
Additional Shares of Common Stock so issued; and provided further that, for the purposes of this subsection (D), all shares of Common Stock issuable upon conversion of outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection 5(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

                    (E) Determination of Consideration. For purposes of this subsection 5, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1)  Cash and Property: Except as provided in clauses
(2) and (3) below, such consideration shall:

                              a.   insofar as it consists of cash, be deemed to
be the amount of cash received by the Company for such shares (or, if such shares are offered by the Company for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid of allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith;

                              b.   insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

                              c.   in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

                         (2)  Expenses.  In the event the Company pays or incurs
expenses, commissions or compensation, or allows concessions or discounts to underwriters, dealers or others performing similar services in connection with such issue, in an aggregate amount in excess of 10% of the aggregate consideration received by the Company for such issue, as determined in clause
(1) above, consideration shall be computed as provided in clause (1) above after deducting the aggregate amount in excess of 10% of the aggregate consideration received by the Company for the issue.

                         (3)  Options and Convertible Securities. The
consideration per share received by the Company for Additional Shares of Common Stock deemed to have been

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issued pursuant to subsection 5(C), relating to Options and Convertible
Securities, shall be determined by dividing

                              a.   the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              b.   the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (F) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock without a proportional subdivision of the Series A, Series B, Series C and Series D Preferred Stock , the Series A, Series B, Series C and Series D Conversion Prices then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a proportional combination of consolidation of the Series A, Series B, Series C and Series D Preferred Stock, the Series A, Series B, Series C and Series D Conversion Prices then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (G) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Company other than shares of Common Stock then and in each such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subsection 5 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.

                    (H) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred immediately before that change, all subject to further adjustment as provided herein.

          6. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of subsection 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against impairment.

          7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to subsection 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, as the case may be.

          8. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

               (f) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

                    1. The holders of the Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A Preferred and the Common Stock by reason of their ownership of such stock, the amount of $1.374 for each share of Series B Preferred then held by them, the amount of $3.04 for each share of Series C Preferred then held by them and the amount of $3.80 for each share of Series D Preferred then held by them, in each case as adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares of Series B Preferred, Series C Preferred or Series D Preferred and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred, Series C Preferred and Series D Preferred. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred, Series C Preferred and Series D Preferred shall be insufficient to permit the payment to such holders of the Series B Preferred, Series C Preferred and Series D Preferred of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Preferred, Series C Preferred and Series D Preferred on a pro rata basis, based on the aggregate liquidation preference of the shares of Series B Preferred, the aggregate liquidation preference of the shares of Series C Preferred and the aggregate liquidation preference of the shares of Series D Preferred then held by each holder.

                    2. After setting apart or paying in full the preferential amounts due pursuant to subsection (f)(1), the remaining assets of the Company available for distribution to stockholders, if any, shall be distributed to the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred and Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each holder on an as-converted basis.

                    3. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company (except for a merger, the sole purpose of which is to effect the reincorporation of the Company into another state) or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of shall be deemed to be a liquidation, dissolution or winding up within the meaning of this subsection (f).

                    4. Notwithstanding subsection (f)(1) hereof, the Company may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Company issued to or held by employees, officers, directors, contractors or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series B Preferred, Series C Preferred and Series D Preferred shall have been declared and funds set aside therefor and such repurchases shall not be subject to the liquidation preferences of the Series B Preferred, Series C Preferred and Series D Preferred.

                    5. In any sale of assets of the Company, if the consideration received by the Company is other than cash, its value will be deemed to be its fair market value. In the case of publicly traded securities received in a merger, consolidation or sale of the Company, fair market value shall mean the closing market price for such securities on the last trading date prior to such consolidation, merger or sale is consummated. If the consideration is in a form other than publicly traded securities, its value shall be determined by the Board of Directors of the Company.

               (g) Redemption Rights of Series B Preferred, Series C Preferred and Series D Preferred.

                    1. Upon the written request of the holders of 66-2/3% of the then outstanding Series B Preferred at any time on or after the fifth anniversary of the date on which the first share of Series D Preferred was issued (the "Series D Original Issue Date"), to the extent the shares of Series B Preferred have not been redeemed or converted prior to such date, the Company shall redeem an amount equal to one-third of the issued, outstanding and unconverted shares of Series B Preferred, on a pro rata basis with respect to each holder thereof, in each of three annual installments beginning forty-five
(45) days after the date of receipt of such request (the "Series B Initial Redemption Date"), from any source of funds legally available therefor (but in any event, funds expended to effect such redemption shall not exceed in any one year an aggregate amount equal to the greater of one-third of the working capital of the Company or one-quarter of the net worth of the Company, in each case determined as of the close of the prior fiscal year, as computed in accordance with generally accepted accounting principles pursuant to the Company's audited financial statements for the prior fiscal year). Not less than 30 and not more than 60 days before the fourth anniversary of the Series D Original Issue Date, the Company shall send to each holder of Series B Preferred the audited financial statements of the Company for the prior fiscal year together with a notice advising such holders of their rights under this subsection. If, and only if, no funds or insufficient funds are available to the Company at any time to meet the Company's redemption obligations pursuant to this subsection, then the Company's obligations to redeem shares of Series B Preferred for which holders of a majority of the outstanding Series B Preferred have delivered a written request for redemption to the Company, shall be carried over to the succeeding year (subject to the same limitations on payment as set forth above) until all shares entitled to be redeemed and qualifying for redemption hereunder have been redeemed. The shares of Series B Preferred that have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series B Preferred.

                    2. Upon the request of the holders of 66-2/3% of the then outstanding Series C Preferred at any time on or after the fifth anniversary of the Series D Original Issue Date, to the extent the shares of Series C Preferred have not been redeemed or converted prior to such date, the Company shall redeem an amount equal to one-third of the issued, outstanding and unconverted shares of Series C Preferred, on a pro rata basis with respect to each holder thereof, in each of three annual installments beginning forty-five (45) days after the date of receipt of such request (the "Series C Initial Redemption Date"), from any source of funds legally available therefor (but in any event, funds expended to effect such redemption shall not exceed in any one year an aggregate amount equal to the greater of one-third of the working capital of the Company or one-quarter of the net worth of the Company, in each case determined as of the close of the prior fiscal year, as computed in accordance with generally accepted accounting principles pursuant to the Company's audited financial statements for the prior fiscal year). Not less than 30 and not more than 60 days before the fourth anniversary of the Series D Original Issue Date, the Company shall send to each holder of Series C Preferred the audited financial statements of the Company for the prior fiscal year together with a notice advising such holders of their rights under this subsection. If, and only if, no funds or insufficient funds are available to the Company at any time to meet the Company's redemption obligations pursuant to this subsection, then the Company's obligations to redeem shares of Series C Preferred for which holders of a majority of the outstanding Series C Preferred have delivered a written request for redemption to the Company, shall be carried over to the succeeding year (subject to the same limitations on payment as set forth above) until all shares entitled to be redeemed and qualifying for redemption hereunder have been redeemed. The shares of Series C Preferred that have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series C Preferred.

                    3. Upon the request of the holders of 66-2/3% of the then outstanding Series D Preferred at any time on or after the fifth anniversary of the Series D Original Issue Date, to the extent the shares of Series D Preferred have not been redeemed or converted prior to such date, the Company shall redeem an amount equal to one-third of the issued, outstanding and unconverted shares of Series D Preferred, on a pro rata basis with respect to each holder thereof, in each of three annual installments beginning forty-five (45) days after the date of receipt of such request (the "Series D Initial Redemption Date"), from any source of funds legally available therefor (but in any event, funds expended to effect such redemption shall not exceed in any one year an aggregate amount equal to the greater of one-third of the working capital of the Company or one-quarter of the net worth of the Company, in each case determined as of the close of the prior fiscal year, as computed in accordance with generally accepted accounting principles pursuant to the Company's audited financial statements for the prior fiscal year). Not less than 30 and not more than 60 days before the fourth anniversary of the Series D Original Issue Date, the Company shall send to each holder of Series D Preferred the audited financial statements of the Company for the prior fiscal year together with a notice advising such holders of their rights under this subsection. If, and only if, no funds or insufficient funds are available to the Company at any time to meet the Company's redemption obligations pursuant to this subsection, then the Company's obligations to redeem shares of Series D Preferred for which holders of a majority of the outstanding Series D Preferred have delivered a written request for redemption to the Company, shall be carried over to the succeeding year (subject to the same limitations on payment as set forth above) until all shares entitled to be redeemed and qualifying for redemption hereunder have been redeemed. The shares of Series D Preferred that have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series D Preferred.

                    4. The redemption price for each share of Series B Preferred repurchased shall be equal to $1.349 plus 7% per year compounded annually and any declared but unpaid dividends. The redemption price for each share of Series C Preferred repurchased shall be equal to $3.04 plus 7% per year compounded annually and any declared but unpaid dividends. The redemption price for each share of Series D Preferred repurchased shall be equal to $3.80 plus 7% per year compounded annually and any declared but unpaid dividends.

                    5. Upon receipt of a request for redemption from the holders of Series B Preferred pursuant to Section (g)(1), Series C Preferred pursuant to Section (g)(2) or Series D Preferred pursuant to Section (g)(3), as the case may be (the "Initiating Series"), the Company shall notify in writing within 10 days the holders of the Series D Preferred, Series C Preferred or Series B Preferred, as the case may be (the "Remaining Series"), of the request of redemption made by the holders of the Initiating Series. If a request for redemption is received by the Company from the holders of 66-2/3% of the then outstanding shares of the Remaining Series within 15 days, then the Initial Redemption Date of the Remaining Series shall be the same date as the Initial Redemption Date of the Initiating Series.

                    6. In the event insufficient funds are available to redeem all shares of Series B Preferred, Series C Preferred, and Series D Preferred entitled and electing to be redeemed pursuant to Sections (g)(1), (g)(2) and
(g)(3), the Company shall effect each such redemption pro rata among the holders of the series electing redemption based upon the liquidation preference of the shares of such series then held by each holder.

                    7. The Company may not redeem any shares of capital stock (except for shares of Common Stock of the Company issued to or held by employees, officers, contractors or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for a right of repurchase) prior to the Series B Preferred, Series C Preferred and Series D Preferred without the prior written consent of the holders of a majority of the Series B Preferred, Series C Preferred and Series D Preferred, voting together.

                    8. Upon redemption pursuant to this Article, the shares of Series B Preferred, Series C Preferred and Series D Preferred so redeemed shall be cancelled and not subject to reissuance.

                                  ARTICLE IV

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE V

     The corporation is to have perpetual existence.

                                  ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

                                  ARTICLE VII

     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                 ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                  ARTICLE IX

     To the fullest extent permitted by the Delaware General Corporation Law or any other applicable law as now in effect or as it may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director.

     The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

     Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

     Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Andrew G. Raguskus, the President of the Company. The signatures below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated: April 26, 2000

                                            /s/  Andrew G. Raguskus
                                            -----------------------
                                            Andrew G. Raguskus
                                            President